United States
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004


                                   FORM 8 - K
                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




       Date of Report (Date of earliest event reported): January 29, 2002



                                PITNEY BOWES INC.



                         Commission File Number: 1-3579




        State of Incorporation           IRS Employer Identification No.
              Delaware                             06-0495050





                               World Headquarters
                        Stamford, Connecticut 06926-0700
                        Telephone Number: (203) 356-5000

Item 5 - Other Events.

The registrant's press release dated January 29, 2002, regarding its financial results for the period ended December 31, 2001, including consolidated statements of income for the three and twelve months ended December 31, 2001 and 2000, and consolidated balance sheets at December 31, 2001, September 30, 2001 and December 31, 2000, are attached.

Item 7 - Financial Statements and Exhibits.

c. Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

 Exhibit                                Description
 -------     -------------------------------------------------------------------
  (1)        Pitney Bowes Inc. press release dated January 29, 2002.





                                   Signatures
                                   ----------



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                PITNEY BOWES INC.




January 31, 2002




                                    /s/ B. Nolop
                                    ---------------------------------------
                                    B. Nolop
                                    Executive Vice President and
                                    Chief Financial Officer
                                    (Principal Financial Officer)



                                    /s/ A. F. Henock
                                    ---------------------------------------
                                    A. F. Henock
                                    Vice President - Finance
                                    (Principal Accounting Officer)

                                      (1)
FOR IMMEDIATE RELEASE

PITNEY BOWES REPORTS RESULTS IN LINE WITH GUIDANCE
--------------------------------------------------

o  Excluding Special Items:
      - Diluted Earnings per Share of 57 cents for the Quarter and $2.25 for the Full Year
      - Approximately $617 million in Free Cash Flow for the Year
o  2.2 Million Shares Repurchased During the Quarter
o  Annualized Dividend Rate on Common Stock increased to $1.18 per Share
o  $300 Million Share Repurchase Authorization

Stamford, Conn., January 29, 2002 - Pitney Bowes Inc. (NYSE:PBI) today reported fourth quarter and full year 2001 performance in line with previous guidance. For the fourth quarter, revenue increased 11 percent to $1,091 million from $978 million in 2000. Excluding special items, income from continuing operations was $140.0 million and diluted earnings per share from continuing operations were 57 cents.
         For the full year, revenue increased six percent to $4.1 billion from $3.9 billion in 2000. Excluding special items, income from continuing operations was $556.3 million and diluted earnings per share from continuing operations were $2.25.
         As previously announced, special items in the fourth quarter of 2001 included: a non-cash pre-tax charge of $10 million associated with the company's plan to transition to the next generation of digital, networked mailing technology and a pre-tax charge of $28 million related to incremental restructuring plan initiatives to complete the company's restructuring program. There was also a pre-tax charge of approximately $24 million associated with the settlement of a lawsuit related to lease upgrade pricing in the early to mid-1990's. The settlement is subject to court approval. The $24 million charge relates to the following settlement costs: award certificates to be provided to members of the class for purchase of office products through the Pitney Bowes supply line and the cost of fees and expenses.

                                      (2)

         Excluding cash flows associated with special items, free cash flow from continuing operations for the year was approximately $617 million. Including cash flows associated with special items and discontinued operations, free cash flow for the year was approximately $780 million. During the quarter, the company repurchased approximately 2.2 million shares, bringing the total 2001 share repurchase to 7.8 million shares for approximately $300 million which completes the current board authorization for share repurchase.
         Demonstrating its confidence in continued strong cash flow generation, the Board of Directors of the company has approved two actions to further enhance shareholder value:
o First, the dividend on common stock was increased to an annualized rate of $1.18 per share. The first quarter cash dividend at the new rate of 29.5 cents per share is payable on March 12, 2002.
o Second, the board authorized the repurchase of up to $300 million of the company's common stock. It is expected that these shares will be repurchased in the open market over the next 12 to 24 months.

         Pitney Bowes Chairman and CEO Michael J. Critelli, commented, "During the fourth quarter, we successfully completed the spin-off of Imagistics International Inc. to shareholders and also completed the acquisition of Secap SA, a leading provider of digital mailing and paper handling systems in France. Both of these transactions enhance our strategy of delivering shareholder value by providing leading edge global, integrated mail and document management solutions to organizations of all sizes.
         "The current global economic conditions provide us with both challenges and opportunities. During the quarter, we continued to experience the pressures of a slowing economy in the U.S. and around the world, as many of our customers delayed purchase or upgrade decisions. We have also seen some of our customers consolidate and downsize their operations, resulting in reduced demand for some of our higher value mailing products and outsourcing services.

                                      (3)
         "We are focused on working closely with our customers during these challenging times to provide them with the mail and document management solutions they need to succeed in this difficult environment. We will be launching additional digital networked mailing systems throughout 2002 which will enable companies to access new mailing services at a lower cost, which in turn will allow businesses to operate more efficiently."

         The Global Mailing Segment includes worldwide revenues and related expenses from the sale, rental and financing of mail finishing, mail creation and shipping equipment, related supplies and services, postal payment solutions and software. In the fourth quarter, Global Mailing revenue increased five percent and operating profit increased six percent. Excluding revenues from the recent acquisitions of Bell & Howell's international operations and Secap SA, Global Mailing revenues were down slightly for the quarter.
         In the mailing business in the U.S., customer orders and upgrades continued to be impacted by the slow economic environment, especially for shipping and systems related products.
         Within the Global Mailing segment, international mailing's double-digit revenue growth was fueled by the recent acquisitions in Europe and Asia, including Secap SA and Bell & Howell's international operations, and solid demand for mailing products in much of Europe. However, revenue growth was moderated by weaker performance in the UK and Canada, as both countries were similarly affected by slowing economic activity and a lull in those countries' meter migration programs.

         The Enterprise Solutions Segment includes Pitney Bowes Management Services and Document Messaging Technologies. Revenues from Pitney Bowes Management Services include facilities management contracts for advanced mailing, reprographic, document management and other added-value services to enterprises. Revenues from Document Messaging Technologies include sales, service and financing of high speed, software-enabled production mail systems, sorting equipment, incoming mail systems, electronic statement, billing and payment solutions, and mailing software. The Enterprise Solutions segment reported revenue growth of 35 percent and a decline in operating profit of 12 percent.

                                      (4)

         Pitney Bowes Management Services recorded a 52 percent increase in revenues, during the quarter compared to the prior year. Excluding the revenues from the recent acquisition of Danka Services International (DSI), Pitney Bowes Management Services revenues grew ten percent. While Pitney Bowes Management Services continues to record profitable growth, shrinking business operations of some of its customers and increasing medical costs for its employees had an adverse impact on operating profit during the quarter.
         Document Messaging Technologies revenues declined one percent during the quarter while operating profit decreased significantly. Document Messaging Technologies performance continues to be impacted by a worldwide slow down in capital spending, which has caused many of its customers to delay purchases of higher-margin, customized inserting systems. Service revenues in the business continued to grow steadily, but are lower margin revenues than product sales. At the same time, the company is investing for the future growth of the business.

         Total Messaging Solutions, the combined results of the Global Mailing and Enterprise Solutions segments, reported 12 percent revenue growth while operating profit increased four percent. Excluding the revenues from recent acquisitions (DSI, Secap SA and the European and Asian operations of Bell & Howell), Total Messaging Solutions revenues increased one percent.

         The Capital Services Segment includes primarily asset- and fee-based income generated by financing or arranging transactions of critical large-ticket customer assets. Included in the segment this quarter are revenues and operating profit associated with the strategic financing of equipment for posts around the world. Previously, these revenues and operating profit were included in the Global Mailing segment. Revenues for the quarter declined seven percent and operating profit declined 12 percent, consistent with the company's ongoing objective to shift to fee-based transactions.

                                      (5)

         Given the assumption that difficult economic conditions will persist in 2002, the company expects revenue growth in the range of nine percent to 11 percent for the first quarter 2002 and seven percent to nine percent for the full year. After applying the new accounting standards for goodwill amortization, diluted earnings per share from continuing operations are expected to be in the range of 52 to 54 cents for the first quarter 2002 and $2.37 to $2.40 for the full year.
         Commenting on the year, Mr. Critelli stated, "2001 was an exceptional and important year for Pitney Bowes. We have repositioned our business for greater growth; realigned our organizational structure to leverage strengths and address market opportunities; and completed the spin-off of Imagistics International Inc. and seven strategic transactions that will better position us for long-term growth and enhanced shareholder value. While 2002 may be a challenging year economically, we believe we are well positioned to profitably grow our business this year and into the future."
         Fourth quarter 2001 consolidated revenue included $589.9 million from sales, up 22 percent from $483.2 million in the fourth quarter of 2000; $362.1 million from rentals and financing, down two percent from $371.0 million; and $138.8 million from support services, up 12 percent from $124.3 million. Income from continuing operations for the period was $100.4 million, or 41 cents per diluted share. Excluding special items in the fourth quarter 2001, income from continuing operations was $140.0 million, or 57 cents per diluted share compared to fourth quarter 2000 income from continuing operations of $137.7 million, or 55 cents per diluted share. Fourth quarter 2001 net income was $90.2 million, or 37 cents per diluted share compared to $148.3 million, or 59 cents per diluted share in 2000. Fourth quarter 2001 consolidated net income included a loss of $10.3 million from discontinued operations, or four cents per diluted share, while fourth quarter 2000 net income included $10.6 million of income from discontinued operations, or four cents per diluted share.

                                      (6)

         For the full year 2001, revenue was $4.12 billion, up six percent from $3.88 billion in 2000. Income from continuing operations, before special items in both periods, was $556.3 million, or $2.25 per diluted share in 2001, compared to $562.3 million, or $2.17 per diluted share in 2000. Special items for the full year 2001 included a non-cash pre-tax charge of $268 million associated with the company's plan to transition to the next generation of digital, networked mailing technology, and a pre-tax charge of $116 million related to restructuring plan initiatives. There was also a pre-tax charge of approximately $24 million associated with the settlement of a class action lawsuit related to lease upgrade pricing, and a $362 million net pre-tax gain as a result of settling a lawsuit with Hewlett-Packard Company. Special items in 2000 included: an after-tax charge of approximately $11 million related to the consolidation of information technology staff and infrastructure, as well as a $12 million tax benefit related to state tax law changes. Full year net income for 2001 included a $26.0 million loss from discontinued operations, or 10 cents per diluted share compared to $64.1 million of income, or 25 cents per diluted share in 2000. As a result, full year net income for 2001 was $488.3 million, or $ 1.97 per diluted share compared to $622.5 million, or $2.41 per diluted share in 2000.
         The board of directors declared a quarterly cash dividend of the company's common stock of 29.5 cents per share, payable March 12, 2002, to stockholders of record February 22, 2002. The board also declared a quarterly cash dividend of 53 cents per share on the company's $2.12 convertible preference stock, payable April 1, 2002, to stockholders of record March 15, 2002, and a quarterly cash dividend of 50 cents per share on the company's 4% convertible cumulative preferred stock, payable May 1, 2002 to stockholders of record April 12, 2002.
         Management of Pitney Bowes will discuss the company's financial results in a conference call today; scheduled for 8:30 a.m. EST. Instructions for listening to the conference call over the WEB are available on the Investor Relations page of the company's web site at www.investorrelations.pitneybowes.com.
--------------------------------------
         Pitney Bowes is a $4 billion global provider of integrated mail and document management solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.
--------------------

                                      (7)

         The statements contained in this press release that are not purely historical are forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology such as the words "expects," "projects," "estimates," "anticipates," "intends," and other similar words. Such forward-looking statements include, but are not limited to, statements about our restructuring plan and our future guidance, including our expected revenue in the first quarter and full year 2002, and our expected diluted earnings per share from continuing operations for the first quarter and for the full year 2002. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: severe adverse changes in the economic environment, changes in international or national political or economic conditions, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.


Note: Consolidated statements of income for the three and twelve months ended December 31, 2001 and 2000, and consolidated balance sheets at December 31, 2001, September 30, 2001 and December 31, 2000 are attached.

                                Pitney Bowes Inc.
                        Consolidated Statements of Income


(Dollars in thousands, except per share data)
                                                             (Unaudited)
                                                   Three Months Ended December 31,               Twelve Months Ended December 31,
                                            ---------------------------------------           ------------------------------------
                                                        2001                   2000                    2001                   2000
                                            ----------------          -------------           --------------         -------------
Revenue from:
 Sales                                       $       589,892        $       483,168            $   2,125,745           $ 1,882,501
 Rentals and financing                               362,141                371,019                1,460,915             1,505,101
 Support services                                    138,774                124,297                  535,814               493,266
                                            ----------------          -------------           --------------         -------------
        Total revenue                              1,090,807                978,484                4,122,474             3,880,868
                                            ----------------          -------------           --------------         --------------

Costs and expenses:
 Cost of sales                                       356,225                271,552                1,271,445             1,074,177
 Cost of rentals and financing                        84,641                 91,064                  350,870               373,232
 Cost of meter transition (*)                         10,300                      -                  268,300                     -
 Selling, service and administrative                 366,262                333,371                1,370,152             1,299,081
 Research and development                             35,084                 32,807                  133,105               120,486
 Other income (*)                                     24,075                      -                 (338,097)                   -
 Interest, net                                        43,972                 48,261                  184,173               192,377
 Restructuring charges (*)                            27,503                      -                  116,142                18,667
                                            ----------------          -------------           --------------         -------------
        Total costs and expenses                     948,062                777,055                3,356,090             3,078,020
                                            ----------------          -------------           --------------         -------------

Income from continuing operations
 before income taxes                                 142,745                201,429                  766,384               802,848

Provision for income taxes                            42,316                 63,775                  252,064               239,723
                                            ----------------          -------------           --------------         -------------

Income from continuing operations                    100,429                137,654                  514,320               563,125
Discontinued operations                              (10,266)                10,632                  (25,977)               64,104
Cumulative effect of accounting change (*)                 -                      -                        -               (4,683)
                                            ----------------          -------------           --------------         -------------

Net income                                   $        90,163        $       148,286           $      488,343        $      622,546
                                            ================         ==============           ==============         =============

Basic earnings per share
 Continuing operations                       $          0.41        $          0.55           $         2.09        $         2.19
 Discontinued operations                               (0.04)                  0.04                    (0.11)                 0.25
 Cumulative effect of accounting change                    -                      -                        -                 (0.02)
                                            ----------------          -------------           --------------         -------------
 Net income                                             0.37                   0.59                     1.99                  2.43
      Special items after-tax (*)                       0.16                      -                     0.17                     -
      Discontinued operations                           0.04                  (0.04)                    0.11                 (0.25)
                                            ----------------          -------------           --------------         -------------

 Income from continuing operations
      excluding special items                $          0.58        $          0.55           $         2.26         $        2.19
                                            ================         ==============           ==============         =============

Diluted earnings per share
 Continuing operations                       $          0.41        $          0.55           $         2.08         $        2.18
 Discontinued operations                               (0.04)                  0.04                    (0.10)                 0.25
 Cumulative effect of accounting change                    -                      -                        -                 (0.02)
                                            ----------------          -------------           --------------         -------------
 Net income                                             0.37                   0.59                     1.97                  2.41
      Special items after-tax (*)                       0.16                      -                     0.17                     -
      Discontinued operations                           0.04                  (0.04)                    0.10                 (0.25)
                                            ----------------          -------------           --------------         -------------

 Income from continuing operations
      excluding special items                $          0.57        $          0.55           $         2.25         $        2.17
                                            ================         ==============           ==============         =============

Average common and potential common
 shares outstanding                              245,015,133            252,517,006              247,615,560           258,602,218
                                            ================         ==============           ==============         =============


Note: Special items are indicated by the asterisks above or are otherwise explained in the press release. Special items for the three and twelve months ended December 31, 2001 resulted in a net after-tax charge of $39,533 and $41,954, respectively.

      The sum of the earnings per share amounts may not equal the totals above due to rounding.



                                Pitney Bowes Inc.
                           Consolidated Balance Sheets

(Dollars in thousands, except per share data)
                                                                                 (Unaudited)
Assets                                                            12/31/01          9/30/01       12/31/00
------                                                        -------------    -------------    ------------
Current assets:
    Cash and cash equivalents                                 $   231,588     $     292,312    $    198,255
    Short-term investments, at cost which
        approximates market                                         1,790             8,107          15,250
    Accounts receivable, less allowances:
        12/01 $32,448  9/01 $30,349  12/00 $26,468                408,414           386,885         313,510
    Finance receivables, less allowances:
        12/01 $61,451  9/01 $57,825  12/00 $44,129              1,601,189         1,486,910       1,592,920
    Inventories                                                   163,012           164,630         167,969
    Other current assets and prepayments                          150,615           151,398         145,786
    Net assets of discontinued operations                               -           230,789         193,018
                                                              -------------    -------------    ------------

          Total current assets                                  2,556,608         2,721,031       2,626,708
                                                              -------------    -------------    ------------

Property, plant and equipment, net                                534,595           509,850         491,312
Rental equipment and related inventories, net                     472,186           469,387         620,841
Property leased under capital leases, net                           1,489             1,691           2,303
Long-term finance receivables, less allowances:
        12/01  $65,967  9/01 $67,879  12/00 $53,222             1,898,976         1,790,647       1,980,876
Investment in leveraged leases                                  1,337,282         1,260,955       1,150,656
Goodwill, net of amortization:
        12/01  $70,697  9/01 $66,451  12/00 $58,658               635,873           566,075         203,447
Other assets                                                      881,462           691,149         612,760
Net assets of discontinued operations                                   -           219,121         212,363
                                                              -------------    -------------    ------------

Total assets                                                  $ 8,318,471      $  8,229,906     $ 7,901,266
                                                              =============    ==============   ============

Liabilities and stockholders' equity
------------------------------------
Current liabilities:
    Accounts payable and accrued liabilities                 $  1,425,809      $  1,191,435    $    995,283
    Income taxes payable                                          250,895           378,926         262,125
    Notes payable and current portion of
        long-term obligations                                   1,072,057           756,579       1,277,941
    Advance billings                                              334,281           333,532         346,228
                                                              -------------    -------------    ------------

          Total current liabilities                             3,083,042         2,660,472       2,881,577
                                                              -------------    -------------    ------------

Deferred taxes on income                                        1,273,593         1,218,881       1,226,597
Long-term debt                                                  2,419,150         2,436,358       1,881,947
Other noncurrent liabilities                                      341,331           338,076         316,170
                                                              -------------    -------------    ------------

          Total liabilities                                     7,117,116         6,653,787       6,306,291
                                                              -------------    -------------    ------------

Preferred stockholders' equity in a
    subsidiary company                                            310,000           310,000         310,000

Stockholders' equity:
    Cumulative preferred stock, $50 par value,
        4% convertible                                                 24                24              29
    Cumulative preference stock, no par value,
        $2.12 convertible                                           1,603             1,609           1,737
    Common stock, $1 par value                                    323,338           323,338         323,338
    Capital in excess of par value                                  6,979             3,471          10,298
    Retained earnings                                           3,658,481         3,950,435       3,766,995
    Accumulated other comprehensive income                       (155,380)         (148,132)       (139,434)
    Treasury stock, at cost                                    (2,943,690)       (2,864,626)     (2,677,988)
                                                              -------------    -------------    ------------

          Total stockholders' equity                              891,355         1,266,119       1,284,975
                                                              -------------    -------------    ------------

Total liabilities and stockholders' equity                   $  8,318,471      $  8,229,906    $  7,901,266
                                                             ==============    ==============  =============


                                         Pitney Bowes Inc.
                                    Revenue and Operating Profit
                                         By Business Segment
                                          December 31, 2001
                                             (Unaudited)

(Dollars in thousands)
                                                                                              %
                                                        2001               2000 (2)        Change
                                                  --------------        --------------    ---------
Fourth Quarter
--------------
     Revenue
     -------

     Global Mailing                                $   736,550          $ 702,056            5%
     Enterprise Solutions                              311,097            230,070           35%

                                                   --------------       ---------------    ---------
          Total Messaging Solutions                  1,047,647            932,126           12%
                                                   --------------       ---------------    ----------

     Capital Services                                   43,160             46,358           (7%)
                                                   --------------       ---------------    ----------

          Total Revenue                            $ 1,090,807          $ 978,484           11%
                                                   ===============      ===============    ==========

     Operating Profit (1)
     -------------------

     Global Mailing                                $   221,881          $ 208,747            6%
     Enterprise Solutions                               20,891             23,830          (12%)

                                                    --------------       ---------------    ---------
          Total Messaging Solutions                    242,772            232,577            4%
                                                    --------------       ---------------    ---------

     Capital Services                                   15,148             17,215          (12%)
                                                    --------------       ---------------    ---------
          Total Operating Profit                   $   257,920          $ 249,792            3%
                                                   ===============      ===============    ==========

(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

(2) Prior year amounts have been reclassified to conform with the current year presentation.


                                          Pitney Bowes Inc.
                                    Revenue and Operating Profit
                                         By Business Segment
                                          December 31, 2001


(Dollars in thousands)
                                                                                              %
                                                         2001           2000  (2)          Change
                                                  --------------      ------------       --------
Year to Date
------------
     Revenue
     -------

     Global Mailing                                $2,846,844         $2,830,898               1%
     Enterprise Solutions                           1,083,450            861,517              26%

                                                  --------------      ------------       ---------
          Total Messaging Solutions                 3,930,294          3,692,415               6%
                                                  --------------      ------------       ---------

     Capital Services                                 192,180            188,453               2%
                                                  --------------      ------------       --------

          Total Revenue                            $4,122,474         $3,880,868               6%
                                                  ==============      ============       =========

     Operating Profit (1)
     --------------------

     Global Mailing                                $  859,821         $  843,523               2%
     Enterprise Solutions                              77,447             73,214               6%

                                                  --------------      ------------       ---------
          Total Messaging Solutions                   937,268            916,737               2%
                                                  --------------      ------------       ---------

     Capital Services                                  72,396             64,950              11%
                                                  --------------      ------------       ---------


          Total Operating Profit                   $1,009,664         $  981,687               3%
                                                  ==============      ============       =========

(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

(2) Prior year amounts have been reclassified to conform with the current year presentation.